Exhibit 99.3

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders
International Shipholding Corporation

We have audited the accompanying consolidated balance sheets of International Shipholding Corporation as of December 31, 2009 and 2008, and the related consolidated statements of income, changes in stockholders’ investment, and cash flows for each of the three years in the period ended December 31, 2009. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of International Shipholding Corporation at December 31, 2009 and 2008, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2009, in conformity with U.S. generally accepted accounting principles.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), International Shipholding Corporation's internal control over financial reporting as of December 31, 2009, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated March 15, 2010 expressed an unqualified opinion thereon.

/s/ Ernst & Young LLP

New Orleans, Louisiana
March 15, 2010,
except for Note K, as to which the date is
October 12, 2010

INTERNATIONAL SHIPHOLDING CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(All Amounts in Thousands Except Share Data)
	Year Ended December 31,
	2009	2008	2007
Revenues	$379,951	$281,901	$218,113

Operating Expenses:
Voyage Expenses	295,678	220,240	168,015
Vessel and Barge Depreciation	20,254	19,968	21,322
Impairment Loss	2,899	-	-

Gross Voyage Profit	61,120	41,693	28,776

Administrative and General Expenses	22,641	21,414	18,158
Loss (Gain) on Sale of Other Assets	2,209	-	(12)

Operating Income	36,270	20,279	10,630

Interest and Other:
Interest Expense	6,110	6,886	9,762
(Gain) Loss on Sale of Investment	(980)	148	(352)
Loss on Redemption of Preferred Stock	-	1,371	-
Other Income from Vessel Financing	(655)	-	-
Investment (Income) Loss	72	(525)	(2,592)
	4,547	7,880	6,818
Income from Continuing Operations Before (Benefit) Provision for
Income Taxes and Equity in Net Income of Unconsolidated Entities	31,723	12,399	3,812

(Benefit) Provision for Income Taxes:
Current	306	33	206
Deferred	(3,845)	(910)	(1,570)
	(3,539)	(877)	(1,364)
Equity in Net Income of Unconsolidated
Entities (Net of Applicable Taxes)	6,959	20,946	6,616

Income from Continuing Operations	42,221	34,222	11,792

Income (Loss) from Discontinued Operations:
Income (Loss) before Provision (Benefit) for Income Taxes	-	220	(4,238)
Gain on Sale of Liner Assets	-	4,607	9,880
(Provision) Benefit for Income Taxes	-	-	(18)
Net Income from Discontinued Operations	-	4,827	5,624

Net Income	$42,221	$39,049	$17,416

Preferred Stock Dividends	-	88	2,400

Net Income Available to Common Stockholders	$42,221	$38,961	$15,016

Basic and Diluted Earnings Per Common Share:
Net Income Available to Common Stockholders - Basic
Continuing Operations	$5.84	$4.67	$1.48
Discontinued Operations	0.00	0.66	0.88
	$5.84	$5.33	$2.36
Net Income Available to Common Stockholders - Diluted
Continuing Operations	$5.80	$4.56	$1.41
Discontinued Operations	0.00	0.64	0.67
	$5.80	$5.20	$2.08
Weighted Average Shares of Common Stock Outstanding:
Basic	7,224,748	7,314,216	6,360,208
Diluted	7,282,119	7,501,555	8,369,473

The accompanying notes are an integral part of these statements.

INTERNATIONAL SHIPHOLDING CORPORATION
CONSOLIDATED BALANCE SHEETS
(All Amounts in Thousands Except Share Data)

	December 31,	December 31,
ASSETS	2009	2008

Current Assets:
Cash and Cash Equivalents	$47,468	$51,835
Marketable Securities	10,333	2,707
Accounts Receivable, Net of Allowance for Doubtful Accounts
of $299 and $132 in 2009 and 2008, respectively:
Traffic	5,221	14,581
Agents'	3,353	2,712
Other	12,637	5,567
Net Investment in Direct Financing Leases	52,649	7,874
Other Current Assets	1,640	2,187
Notes Receivable	5,348	-
Material and Supplies Inventory	3,100	2,842
Total Current Assets	141,749	90,305

Investment in Unconsolidated Entities	15,971	5,803

Net Investment in Direct Financing Leases	55,046	108,973

Vessels, Property, and Other Equipment, at Cost:
Vessels	314,534	322,884
Leasehold Improvements	26,128	26,128
Construction in Progress	49,496	15,845
Furniture and Equipment	6,966	5,023
	397,124	369,880
Less - Accumulated Depreciation	(185,292)	(166,931)
	211,832	202,949

Other Assets:
Deferred Charges, Net of Accumulated Amortization	15,914	12,639
of $20,826 and $17,018 in 2009 and 2008, respectively
Acquired Contract Costs, Net of Accumulated Amortization	364	1,819
of $30,162 and $28,706 in 2009 and 2008, respectively
Due from Related Parties	5,043	6,195
Notes Receivable	44,390	-
Other	6,341	5,428
	72,052	26,081

	$496,650	$434,111

The accompanying notes are an integral part of these statements.

INTERNATIONAL SHIPHOLDING CORPORATION
CONSOLIDATED BALANCE SHEETS
(All Amounts in Thousands Except Share Data)

	December 31,	December 31,
	2009	2008
LIABILITIES AND STOCKHOLDERS' INVESTMENT

Current Liabilities:
Current Maturities of Long-Term Debt	$68,789	$13,285
Accounts Payable and Accrued Liabilities	31,039	26,514
Total Current Liabilities	99,828	39,799

Long-Term Debt, Less Current Maturities	97,635	126,841

Other Long-Term Liabilities:
Deferred Income Taxes	2,070	4,893
Lease Incentive Obligation	6,262	7,314
Other	51,924	50,072
	60,256	62,279

Stockholders' Investment:
Common Stock, $1.00 Par Value, 10,000,000 Shares Authorized,	8,484	8,390
7,228,570 And 7,183,570 Shares Issued at December 31, 2009 and
December 31, 2008, Respectively
Additional Paid-In Capital	83,189	81,443
Retained Earnings	180,121	152,379
Treasury Stock, 1,165,015 Shares, at Cost at December 31, 2009 and 2008, Respectively	(20,172)	(20,172)
Accumulated Other Comprehensive Loss	(12,691)	(16,848)
	238,931	205,192

	$496,650	$434,111

The accompanying notes are an integral part of these statements.

INTERNATIONAL SHIPHOLDING CORPORATION
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' INVESTMENT
(All Amounts in Thousands)
Accumulated
Additional	Other
Common	Paid-In	Retained	Treasury	Comprehensive
Stock	Capital	Earnings	Stock	(Loss) Income	Total
Balance at December 31, 2006	$ 6,793	$ 54,927	$101,992	$(8,704)	$ (1,272)	$153,736

Comprehensive Income:
Net Income	-	-	17,416	-	-	17,416

Other Comprehensive Income (Loss):
Recognition of Unrealized Holding Loss on Marketable
Securities, Net of Deferred Taxes of ($48)	-	-	-	-	(89)	(89)

Unrealized Holding Gain on Marketable Securities,
Net of Deferred Taxes of ($86)	-	-	-	-	(160)	(160)

Net Change in Fair Value of Derivatives, Net of
Deferred Taxes of ($325)	-	-	-	-	(2,177)	(2,177)

Change in Funding Status of Benefit Plans, Net of
Deferred Taxes of $12	1,726	1,726

Total Comprehensive Income	16,716

Preferred Stock Dividends	-	-	(2,400)	-	-	(2,400)

Options Exercised	400	5,250	-	-	-	5,650

Balance at December 31, 2007	7,193	60,177	117,008	(8,704)	(1,972)	173,702

Comprehensive Income:
Net Income	-	-	39,050	-	-	39,050

Other Comprehensive Income (Loss):
Unrealized Holding Gain on Marketable
Securities, Net of Deferred Taxes of ($465)	-	-	-	-	(848)	(848)

Net Change in Fair Value of Derivatives, Net of
Deferred Taxes of ($1,275)	-	-	-	-	(9,809)	(9,809)

Change in Funding Status of Benefit Plans, Net of Deferred Taxes of $970	(4,219)	(4,219)

Total Comprehensive Income	24,174

Compensation Expense- restricted stock	41	716	-	-	-	757

Repurchase of Common Stock	-	-	-	(11,468)	-	(11,468)

Preferred Stock Dividends	-	-	(88)	-	-	(88)

Common Stock Dividends ($0.50 per share)	-	-	(3,591)	-	-	(3,591)

Preferred Stock Conversion	1,156	20,550	-	-	-	21,706

Balance at December 31, 2008	8,390	81,443	152,379	(20,172)	(16,848)	205,192

Comprehensive Income:
Net Income	-	-	42,221	-	-	42,221

Other Comprehensive Income Gain(Loss):
Unrealized Foreign Currency Translation Loss	-	-	-	-	65	65

Unrealized Holding Gain(Loss) on Marketable Securities,
Net of Deferred Taxes of $131	-	-	-	-	222	222

Net Change in Fair Value of Derivatives, Net of
Deferred Taxes of $200	-	-	-	-	4,156	4,156

Change in Funding Status of Benefit Plans, Net of Deferred Taxes of $11	-	-	-	-	(286)	(286)

Total Comprehensive Income	46,378

Compensation Expense- Restricted Stock	94	1,746	-	-	-	1,840

Common Stock Dividends ($2.00 per share)	-	-	(14,479)	-	-	(14,479)

Balance at December 31, 2009	$ 8,484	$ 83,189	$ 180,121	$(20,172)	$ (12,691)	$238,931

The accompanying notes are an integral part of these statements.

INTERNATIONAL SHIPHOLDING CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(All Amounts in Thousands)
	Year Ended December 31,
	2009	2008	2007
Cash Flows from Operating Activities:
Net Income	$42,221	$39,050	17,416
Adjustments to Reconcile Net Income to Net Cash Provided by Operating Activities:
Depreciation	21,020	20,351	23,969
Amortization of Deferred Charges and Other Assets	9,878	8,566	9,779
Deferred Benefit for Income Taxes	(3,845)	(910)	(1,468)
Impairment Loss	2,899	-	-
Loss on Early Redemption of Preferred Stock	-	1,371	-
Non-Cash Stock Based Compensation	1,834	757	-
Equity in Net Income of Unconsolidated Entities	(6,959)	(20,946)	(6,616)
Distributions from Unconsolidated Entities	3,000	6,000	4,400
Loss/(Gain) on Sale of Assets	2,209	(4,607)	(11,280)
(Gain) Loss on Sale of Investments	(980)	148	(352)
Deferred Drydocking Charges	(15,960)	(4,171)	(9,810)
Changes in:
Accounts Receivable	1,649	(3,202)	1,322
Inventories and Other Current Assets	704	(72)	(856)
Other Assets	(913)	(386)	(187)
Accounts Payable and Accrued Liabilities	6,059	1,041	(4,868)
Other Long-Term Liabilities	(135)	(805)	(1,218)
Net Cash Provided by Operating Activities	62,681	42,185	20,231

Cash Flows from Investing Activities:
Principal payments received under Direct Financing Leases	7,763	7,497	5,129
Capital Improvements to Vessels, Leasehold Improvements, and Other Assets	(80,303)	(4,024)	(56,072)
Proceeds from Sale of Assets	5,020	10,818	48,750
Purchase of Marketable Securities	(10,617)	(4,743)	(7,649)
Proceeds from Sale of Marketable Securities	3,529	6,361	8,721
Investment in Unconsolidated Entities	(6,250)	-	(1,004)
Distributions from Unconsolidated Entities	-	25,500	-
Decrease (Increase) in Note Receivables	1,082	25	(55)
Net Cash (Used in)/Provided by Investing Activities	(79,776)	41,434	(2,180)

Cash Flows from Financing Activities:
Proceeds from Issuance of Debt	41,617	-	-
Repayment of Debt	(14,175)	(12,950)	(50,253)
Additions to Deferred Financing Charges	(235)	(484)	(590)
Preferred Stock Dividends Paid	-	(88)	(2,400)
Common Stock Dividends Paid	(14,479)	(3,591)	-
Common Stock Repurchase	-	(11,468)	-
Proceeds from Issuance of Common Stock	-	-	5,650
Redemption of Preferred Stock	-	(17,306)	-
Other Financing Activities	-	-	(628)
Net Cash Provided by/(Used in) by Financing Activities	12,728	(45,887)	(48,221)

Net Increase in Cash and Cash Equivalents	(4,367)	37,732	(30,170)
Cash and Cash Equivalents at Beginning of Period	51,835	14,103	44,273
Cash and Cash Equivalents at End of Period	$47,468	$51,835	$14,103

Noncash investing and financing activities:	$50,800	-	-
Note received as consideration in sale of vessels
The accompanying notes are an integral part of these statements.

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation
The accompanying consolidated financial statements include the accounts of International Shipholding Corporation (a Delaware corporation) and its majority-owned subsidiaries.  In this report, the terms “we,” “us,” “our,” and “the Company” refer to International Shipholding Corporation and its subsidiaries.  All significant intercompany accounts and transactions have been eliminated.

Our policy is to consolidate all subsidiaries in which we hold a greater than 50% voting interest or otherwise control its operating and financial activities.  We use the equity method to account for investments in entities in which we hold a 20% to 50% voting interest and have the ability to exercise significant influence over their operating and financial activities, and the cost method to account for investments in entities in which we hold less than 20% voting interest and in which we cannot exercise significant influence over operating and financial activities.

Certain reclassifications have been made to the prior period financial information in order to conform to current year presentation.

Nature of Operations
Through our subsidiaries, we operate a diversified fleet of U.S. and international flag vessels that provide domestic and international maritime transportation services to commercial customers and agencies of the United States government primarily under medium- to long-term charters or contracts.  At December 31, 2009, our fleet consisted of 42 ocean-going vessels and related shoreside handling facilities.  Our strategy is to (i) identify customers with high credit quality and marine transportation needs requiring specialized vessels or operating techniques, (ii) seek medium- to long-term charters or contracts with those customers and, if necessary, modify, acquire, or construct vessels to meet the requirements of those charters or contracts, (iii) secure financing for the vessels predicated primarily on those charter or contract arrangements, and (iv) provide our customers with reliable, high quality service at a reasonable cost.

Use of Estimates
The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates. Estimates are primarily used in accounting for the impairment and depreciation of fixed assets, self retention insurance, asbestos claims, pension and postretirement benefits, derivative instruments and hedging activities and income taxes.

Voyage Revenue and Expense Recognition
Revenues and expenses relating to our Rail-Ferry Service segment’s voyages are recorded over the duration of the voyage. Our voyage expenses are estimated at the beginning of the voyages based on historical actual costs or from industry sources familiar with those types of charges. As the voyage progresses, these estimated costs are revised with actual charges and timely adjustments are made. The expenses are ratably expensed over the voyage based on the number of days in progress at the end of the period. We believe there is no material difference between recording estimated expenses ratably over the voyage versus recording expenses as incurred. Revenues and expenses relating to our other segments’ voyages, which require no estimates or assumptions, are recorded when earned or incurred during the reporting period.

Maritime Security Program
 The Maritime Security Act, which established the Maritime Security Program (“MSP”), was signed into law in October of 1996 and has been extended to 2015.  As of December 31, 2009, six of our Pure Car/Truck Carriers (“PCTCs”), and two of our Container vessels were qualified and received contracts for MSP participation.  Annual payments for each vessel in the MSP program were $2,600,000 in 2008 and $2,900,000 in 2009, and will be $2,900,000 in years 2010 to 2011, and $3,100,000 in years 2012 to 2015, which are subject to annual appropriations and not guaranteed.  We recognize MSP revenue on a monthly basis over the duration of the qualifying contracts.

Cash and Cash Equivalents
We consider highly liquid debt instruments, mutual funds, and money market funds with an original maturity of three months or less to be cash equivalents.  The carrying amount approximates fair value for these instruments.

Inventories
Inventories aboard our vessels, including fuel, are carried at the first-in, first-out method of accounting.  As of December 31, 2009 and 2008, inventory included approximately $3,100,000 and $2,842,000 for spare parts, respectively.

Allowance for Doubtful Accounts
We provide an allowance for doubtful accounts for accounts receivable balances estimated to be non-collectible.  These provisions are maintained based on identified specific accounts, past experiences, and current trends, and require management’s estimates with respect to the amounts that are non-collectible.

Property
For financial reporting purposes, vessels are depreciated over their estimated useful lives using the straight-line method to the estimated salvage value.  Estimated useful lives of Vessels, Leasehold Improvements, and Furniture and Equipment are as follows:

Years
7 Pure Car/Truck Carriers	20
1 Coal Carrier	15
3 Other Vessels *	25
Leasehold Improvements	10-20
Other Equipment	3-12
Furniture and Equipment	3-10

* Includes two Special Purpose vessels and one Container vessel.

At December 31, 2009, our fleet of 42 vessels also included (i) three Roll-On/Roll-Off (“RO/RO”) vessels, which we operate, (ii) a Molten Sulphur Carrier, three Multi-Purpose vessels, a Tanker, three Container vessels, which we charter in  one of our services, (iii) four PCTCs which we charter in for our Time Charter contracts, (iv) three Handy-size Double Hull Dry Bulk Carriers  (v) two Cape-Size Bulk Carriers, one Panamax-Size Bulk Carrier and two Handymax-size Bulk Carriers Newbuildings  in which we own a 50% interest and (vi) eight Mini Bulker Newbuildings in which we own 25% interest.

       Costs of all major property additions and betterments are capitalized.  Ordinary maintenance and repair costs are expensed as incurred.  Interest and finance costs relating to vessels and other equipment under construction are capitalized to properly reflect the cost of assets acquired.  Capitalized interest totaled $943,000, $698,000, and $197,000 for the years ended December 31, 2009, 2008, and 2007, respectively.  Capitalized interest was calculated based on our weighted-average interest rate on our outstanding debt.

       We monitor our fixed assets for impairment and perform an impairment analysis in accordance with Accounting Standards Codification (“ASC”) Topic 360-10-05 (Previously SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”), when triggering events or circumstances indicate a fixed asset may be impaired.  Events may include a decrease in the market price of the long-lived asset (asset group) or a significant change in the way the asset is being used. Once it is determined that an event may cause an impairment, an analysis is done which shows the net book value of the asset  as compared to the estimated undiscounted future cash flows the asset will generate over the remaining useful life of the asset. It is possible that our asset impairment review would include a determination of the asset’s fair value based on a third-party evaluation or appraisal. An impairment loss is measured as the amount by which the carrying amount of a long-lived asset (asset group) exceeds its fair value. In 2008, we did not record any losses with respect to recoverability of our long-lived assets.

We recorded a $2.9 million impairment loss in the second quarter 2009 on one of our Foreign Flag Container vessels. Further explanation on this impairment loss can be found in Note W on page F-38. During the fourth quarter 2009, we sold a container vessel previously used in our Time Charter Contracts segment and recognized a loss of $2.2 million.

Drydocking Costs
We defer certain costs related to the drydocking of our vessels.  Deferred drydocking costs are capitalized as incurred and amortized on a straight-line basis over the period between drydockings (generally two to five years). Because drydocking charges can be material in any one period, we believe that the capitalization and amortization of these costs over the drydocking period provides a better matching with the future revenue generated by our vessel. We capitalize only those costs that are incurred to meet regulatory requirements. Normal repairs, whether incurred as part of the drydocking or not, are expensed as incurred (See Note J – Deferred Charges and Acquired Contract Costs on Page F-26).

Deferred Financing Charges and Acquired Contract Costs
We amortize our deferred financing charges and acquired contract costs over the terms of the related financing agreements and contracts using the effective interest method (See Note J – Deferred Charges and Acquired Contract Costs on Page F-26).

Self-Retention Insurance
We maintain provisions for estimated losses under our self-retention insurance program based on estimates of the eventual claims settlement costs.  Our policy is to establish self-insurance provisions for each policy year based on our estimate of the eventual claims’ settlement cost.  The measurement of our exposure for self-insurance liability requires management to make estimates and assumptions that affect the amount of loss provisions recorded during the reporting period.  Actual results could differ materially from those estimates (See Note D – Self-Retention Insurance on Page F-18).

Asbestos Claims
We maintain provisions for estimated losses for asbestos claims based on estimates of eventual claims settlement costs.  Our policy is to establish provisions based on a range of estimated exposure.  We estimate this potential range of exposure using input from legal counsel and internal estimates based on the individual deductible levels for each policy year. We believe that insurance and the indemnification of a previous owner of one of our wholly-owned subsidiaries will partially mitigate our exposure.  The measurement of our exposure for asbestos liability requires management to make estimates and assumptions that affect the amount of the loss provisions recorded during the period.  Our estimates and assumptions are formed from variables such as the maximum deductible levels in a claim year, the amount of the indemnification recovery and the claimant's employment history with the company.  Actual results could differ materially from those estimates.

Income Taxes
Income taxes are accounted for in accordance with ASC Topic 740-10 (Previously  SFAS No. 109, “Accounting for Income Taxes”).  Provisions for income taxes include deferred income taxes that are provided on items of income and expense, which affect taxable income in one period and financial statement income in another.

Certain foreign operations are not subject to income taxation under pertinent provisions of the laws of the country of incorporation or operation.  However, pursuant to existing U.S. Tax Laws, earnings from certain of our foreign operations are subject to U.S. income taxes when those earnings are repatriated to the U.S.

The Jobs Creation Act, which first applied to us on January 1, 2005, changed the United States tax treatment of the foreign operations of our U.S. flag vessels and our international flag shipping operations.  We made an election under the Jobs Creation Act to have our qualifying U.S. flag operations taxed under the “tonnage tax” regime rather than under the usual U.S. corporate income tax regime (See Note F – Income Taxes on Page F-21).

Foreign Currency Transactions
Certain of our revenues and expenses are converted into or denominated in foreign currencies, primarily the Singapore Dollar, Indonesian Rupiah, Euro, British Pound, Mexican Peso, Indian Rupee, Australian Dollar, and Japanese Yen.  All exchange adjustments are charged or credited to income in the year incurred. We recognized an exchange loss of $208,000 for the year ended December 31, 2009 and an exchange gain of $35,000 and $11,000 for the years ended December 31, 2008 and 2007, respectively.

Dividend Policy

The payment of dividends is at the discretion of our Board of Directors.  On October 29, 2008, our Board of Directors authorized the reinstitution of a quarterly cash dividend program beginning in the fourth quarter of 2008.

Earnings Per Share
Basic earnings per share was computed based on the weighted average number of common shares issued and outstanding during the relevant periods.  Diluted earnings per share also reflects dilutive potential common shares, including shares issuable under stock options and restricted stock grants using the treasury stock method.

Derivative Instruments and Hedging Activities
Under ASC Topic 815-10 (Previously SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities, as amended”), in order to consider a derivative instrument as a hedge, (i) we must designate the instrument as a hedge of future transactions, and (ii) the instrument must reduce our exposure to the applicable risk.  If the above criteria are not met, we must record the fair market value of the instrument at the end of each period and recognize the related gain or loss through earnings.  If the instrument qualifies as a hedge, net settlements under the agreement are recognized as an adjustment to earnings, while changes in the fair market value of the hedge are recorded through Stockholders’ Investment in Other Comprehensive Income (Loss).  We currently employ, or have employed in the recent past, interest rate swap agreements, foreign currency contracts, and commodity swap contracts (See Note N – Fair Value of Financial Instruments and Derivatives on Page F-31).

Stock-Based Compensation
On April 30, 2008, our Compensation Committee granted 175,000 shares of restricted stock to certain executive officers. The shares vest ratably over the respective vesting period, which is approximately four years for 160,000 shares and approximately three years for 15,000 shares.

On April 29, 2009, our Compensation Committee granted another 47,500 shares of restricted stock to certain executive officers. These shares will vest on May 6, 2010, contingent upon the executive officer remaining employed by us on such date. (See Note T – Stock-Based Compensation on Page F-37).

ASC Topic 505-50 (Previously SFAS No. 123(R)) permits public companies to adopt its requirements using either a modified prospective method or a modified retrospective method.  Under the modified prospective method, companies are required to record compensation cost for new and modified awards over the related vesting period of such awards prospectively and record compensation cost prospectively for the unvested portion, at the date of adoption, of previously issued and outstanding awards over the remaining vesting period of such awards.  No change to prior periods presented is permitted under the modified prospective method.  Under the modified retrospective method, companies record compensation costs for prior periods retroactively through restatement of such periods using the pro forma amounts previously disclosed in the footnotes.  Also, in the period of adoption and after, companies record compensation cost based on the modified prospective method.  We have adopted this statement using the modified prospective method. The compensation cost related to the Company’s restricted stock is determined based on the average stock price on the date of grant. We recognize compensation cost on a straight-line basis over the requisite service period.

Pension and Postretirement Benefits
Our pension and postretirement benefit costs are calculated using various actuarial assumptions and methodologies as prescribed by ASC Topic 715-10-15 (Previously SFAS No. 87, “Employers’ Accounting for Pensions”) and ASC Topic 715-10-15 (Previously SFAS No. 106, “Employers’ Accounting for Postretirement Benefits Other than Pensions”).  These assumptions include discount rates, health care cost trend rates, inflation, rate of compensation increases, expected return on plan assets, mortality rates, and other factors.  We believe that the assumptions utilized in recording the obligations under our plans are reasonable based on input from our outside actuary and information as to historical experience and performance.  Differences in actual experience or changes in assumptions may affect our pension and postretirement obligations and future expense.

We account for our pension and postretirement benefit plans in accordance with ASC Topic 715-30-35 (Previously SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans—an amendment of FASB Statements No. 87, 88, 106 and 132(R)”).  This statement requires balance sheet recognition of the overfunded or underfunded status of pension and postretirement benefit plans.  Under ASC Topic 715-30-35, actuarial gains and losses, prior service costs or credits, and any remaining transition assets or obligations that have not been recognized under previous accounting standards must be recognized in Other Comprehensive Income (Loss), net of tax effects, until they are amortized as a component of net periodic benefit cost.  In addition, the measurement date, the date at which plan assets and the benefit obligation are measured, is required to be the company’s fiscal year end.  This standard does not change the determination of net periodic benefit cost included in net income or the measurement issues associated with benefit plan accounting.  For the period ended December 31, 2009, the effect of the adjustment to our underfunded status was an increase in the liability of $275,000, and an Other Comprehensive Loss of $286,000, net of taxes of $11,000.

New Accounting Pronouncements

Derivatives and Hedging (Included in Accounting Standards Codification (“ASC”) 815 “Derivatives and Hedging”, previously SFAS No. 161 “Disclosures about Derivative Instruments and Hedging Activities”)

In March 2008, the FASB issued SFAS No. 161, “Disclosures about Derivative Instruments and Hedging activities” – an amendment of FASB Statement No. 133.  SFAS No. 161 changes the disclosure requirements for derivative instruments and hedging activities.  SFAS No. 161 is effective for fiscal years beginning after November 15, 2008.  We adopted SFAS No. 161 on January 1, 2009 and the adoption had no effect on our consolidated financial position and results of operation.

FASB Accounting Standards Codification (Accounting Standards Update (“ASU”) 2009-01)

In June 2009, FASB approved the FASB Accounting Standards Codification (“the Codification”) as the single source of authoritative nongovernmental GAAP. All existing accounting standard documents, such as FASB, American Institute of Certified Public Accountants, Emerging Issues Task Force and other related literature, excluding guidance from the Securities and Exchange Commission (“SEC”), have been superseded by the Codification. All other non-grandfathered, non-SEC accounting literature not included in the Codification has become nonauthoritative. The Codification did not change GAAP, but instead introduced a new structure that combines all authoritative standards into a comprehensive, topically organized set of accounting standards.  The Codification is effective for interim or annual periods ending after September 15, 2009, and impacts our  financial statements as all future references to authoritative accounting literature will be referenced in accordance with the Codification. There have been no changes to the content of our financial statements or disclosures as a result of implementing the Codification during the quarter ended September 30, 2009.

As a result of our implementation of the Codification during the quarter ended September 30, 2009, previous references to new accounting standards and literature are no longer applicable. In the current year financial statements, we will provide both the ASC topic and the previous accounting standard to assist in understanding the impacts of recently adopted accounting literature, particularly for guidance adopted since the beginning of the current fiscal year but prior to the Codification.

 Subsequent Events (Included in Accounting Standards Codification (“ASC”) 855 “Subsequent Events”, previously SFAS No. 165 “Subsequent Events”)

           ASC 855 established general standards of accounting for and disclosure of events that occur after the balance sheet date, but before the financial statements are issued or available to be issued (“subsequent events”). An entity is required to disclose the date through which subsequent events have been evaluated and the basis for that date. For public entities, this is the date the financial statements are issued. ASC 855 does not apply to subsequent events or transactions that are within the scope of other GAAP and did not result in significant changes in the subsequent events reported by the Company.  ASC 855 became effective for interim or annual periods ending after June 15, 2009.

Fair Value of Financial Instruments (Included in Accounting Standards Codification (“ASC”) 825 “Interim Disclosures about Fair Value of Financial Instruments”)

FSP 107-1 (ASC 825), “Interim Disclosures about Fair Value of Financial Instruments” (FSP 107-1), increases the frequency of fair value disclosures required by SFAS No. 107 (ASC 820), “Disclosures About Fair Value of Financial Instruments” (SFAS No. 107). This standard requires that companies provide qualitative and quantitative information about fair value estimates for all financial instruments not measured on the balance sheet at fair value in each interim report. Previously, this was only an annual requirement. We adopted this standard as of June 30, 2009.

Fair Value Measurements and Disclosures (Included in Accounting Standards Codification (“ASC”) 820 “Fair Value Measurements and Disclosures”)

This update permits entities to measure the fair value of certain investments, including those with fair values that are not readily determinable, on the basis of the net asset value per share of the investment (or its equivalent) if such net asset value is calculated in a manner consistent with the measurement principles in “Financial Services-Investment Companies” as of the reporting entity’s measurement date (measurement of all or substantially all of the underlying investments of the investee in accordance with the “Fair Value Measurements and Disclosures” guidance). The update also requires enhanced disclosures about the nature and risks of investments within its scope that are measured at fair value on a recurring or nonrecurring basis. This update will be effective for the company beginning October 1, 2009. Management is currently evaluating the effect that adoption of this update will have, if any, on the Company’s consolidated financial position and results of operations.

NOTE B – PROPERTY, PLANT & EQUIPMENT

Property, plant and equipment consisted of the following (in thousands):

	December 31,
(All Amounts in Thousands)	2009	2008
Pure Car/Truck Carriers	$97,031	$97,024
Special Purpose Vessels	109,934	107,671
Coal Carrier	92,771	92,646
Container Ships	14,798	19,911
Breakbulk Ship	-	5,632
Non-vessel related property, plant and equipment	33,094	31,151
Less: Accumulated depreciation	(185,292)	(166,931)
	162,336	187,104
Construction-in-progress (vessel and non-vessel)	49,496	15,845
	$211,832	$202,949

NOTE C – LONG-TERM DEBT

Long-term debt consisted of the following:
( in thousands)		Interest Rate			Total Principal Due
		December 31,	December 31,	Maturity	December 31,	December 31,
Description		2009	2008	Date	2009	2008
Secured:
Notes Payable – Variable Rate	*	1.2506%	4.4763%	2015	$ 20,667	$ 23,334
Notes Payable – Variable Rate	*	0.0000%	0.9300%	2012	13,440	13,580
Notes Payable – Variable Rate	**	1.5325%	5.0119%	2013	44,325	51,793
Notes Payable – Variable Rate	*	1.1306%	1.7475%	2010	47,125	51,419
Notes Payable – Variable Rate		4.7500%		2014	24,000	-
Notes Payable – Variable Rate	***	1.1778%		2020	8,434	-
Bridge Loan – Variable Rate	***	3.1697%		2010	8,433	-
Line of Credit		N/A	N/A	2011	-	-
					166,424	140,126
		Less Current Maturities			(68,789)	(13,285)
					$ 97,635	$ 126,841

*  We have interest rate swap agreements in place to fix the interest rates on our variable rate notes payable expiring in 2015, 2012 and 2010 at 4.41%, 5.17% and 1.15%, respectively.  After applicable margin adjustments, the effective interest rates on these notes payable are fixed at 5.41%, 4.67% and 2.00%, respectively. The swap agreements are for the same terms as the associated notes payable.

** We have three interest rate swap agreements currently in place to fix the interest rate on portions of this variable note payable through 2010 at 4.68%, 3.96% and 3.46% respectively.  After applicable margin adjustments, the effective interest rates on the swapped portion of these notes payable are 5.68%, 4.96% and 4.46%, respectively.  Two of these swap agreements end in 2010 and we have entered into additional swap agreements to effectively fix the interest rate on the remaining period of the loan at 2.69% and 2.45%.

*** We have interest rate swap agreements in place to fix the interest rates on our variable rate notes payable expiring in 2020 and 2010 at 2.065%.  After applicable margin adjustments, the effective interest rates on these notes payable are fixed at 2.965%.  The swap agreements are for the same terms as the associated notes payable.

Our variable rate notes payable and our line of credit are secured by assets with an aggregate net book value of $190,762,000 as of December 31, 2009, and by a security interest in certain operating contracts and receivables.
The aggregate principal payments required as of December 31, 2009, for each of the next five years are $68,789,000 in 2010, $13,572,000 in 2011, $25,963,000 in 2012, $27,571,000 in 2013, $17,150,000 in 2014 and $13,379,000 thereafter.
In August 2009, we reduced our $35 million credit facility to $30 million.  As of December 31, 2009, we had $6.4 million of our $30 million revolving credit facility, which expires in April of 2011, pledged as collateral for a letter of credit.  The remaining $23.6 million of that credit facility was available as of December 31, 2009.  Associated with this credit facility is a commitment fee of .125% per year on the undrawn portion of this facility.
We entered into a financing agreement with Regions Bank on August 27, 2009 for a five year facility to finance up to $40.0 million for the purchase of additional vessels. As of December 31, 2009, the Company has drawn $25.0 million under this facility towards the purchase of the vessels to fulfill the additional requirements under the Indonesian mining contract. The vessels purchased with the loan proceeds were subsequently sold to a third party in the third quarter of 2009, generating a deferred gain of approximately $10.6 million. In addition to a $1.1 million payment received from the buyer, a ten year note receivable was agreed to for the remaining balance. We hold a first mortgage covering the vessels until the note is fully satisfied. Due to our financing of the transaction, the gain realized on the sale was deferred. This deferral will be recognized over ten years, the length of the agreement with the buyer.
Most of our debt agreements, among other things, impose defined minimum working capital and net worth requirements, impose leverage requirements, and prohibit us from incurring, without prior written consent, additional debt or lease obligations, except as defined.  As of December 31, 2009, we met all of the financial covenants under our various debt agreements, the most restrictive of which include the working capital, leverage ratio, minimum net worth and interest coverage ratios.
Certain of our loan agreements restrict the ability of our subsidiaries to dispose of collateralized assets or any other asset which is substantial in relation to our assets taken as a whole without the approval from the lender.  We have consistently remained in compliance with this provision of the loan agreements.

NOTE D – SELF-RETENTION INSURANCE

We are self-insured for Hull and Machinery claims in excess of $150,000/Hull and $250,000/Machinery for each incident.  Loss of Hire claims are self-insured in excess of 14 days/Hull, and 21 days/Machinery up to an aggregate stop loss amount of $1,000,000/Hull and an additional $1,000,000/Machinery per policy year.  Once the aggregate stop loss amount is exceeded, we have coverage up to limits provided. The estimate of our self-insurance exposure for the policy year beginning June 27, 2009 is approximately $1,820,000.
Protection and Indemnity claims, including cargo and personal injury claims, are not included in our self-retention insurance program.  We have third party insurance coverage for these claims with deductible levels ranging from $100,000 to $500,000 per incident depending on vessel type.  Our estimates of exposure for claims under these deductible levels is approximately $1,600,000 for the policy year beginning February 20, 2009.
The current and non-current liabilities for self-insurance exposure and for claims under the deductible levels were $641,000 and $1,751,000, respectively, as of December 31, 2009.  The current and non-current liabilities were $641,000 and $2,779,000, respectively, as of ended December 31, 2008.

NOTE E – EMPLOYEE BENEFIT PLANS

Pension and Postretirement Benefits
We maintain a defined benefit pension plan (the “Retirement Plan”) for employees hired prior to September 1, 2006, and all such employees of our domestic subsidiaries who are not covered by union sponsored plans may participate after one year of service. Employees hired on or after September 1, 2006 with at least one year of service as of June 30, 2008, were eligible to participate in the new Cash Balance Plan as of July 1, 2008.  Computation of benefits payable under the defined pension plan is based on years of service, up to thirty years, and the employee's highest sixty consecutive months of compensation, which is defined as the participant’s base salary plus overtime (excluding incentive pay), bonuses or other extra compensation, in whatever form.  Our funding policy is based on minimum contributions required under ERISA as determined through an actuarial computation.  Plan assets consist primarily of investments in equity and fixed income mutual funds and money market holdings.  The target asset allocation range is 40% in fixed income investments and 60% in equity investments.  The asset allocation on December 31, 2009 was 38.01%, or $8,543,000, in fixed income investments and 61.99%, or $13,931,000, in equity investments.  The asset allocation on December 31, 2008 was 48.10%, or $8,659,000, in fixed income investments and 51.90%, or $9,343,000, in equity investments.  The plan’s prohibited investments include selling short, commodities and futures, letter stock, unregistered securities, options, margin transactions, derivatives, leveraged securities, and International Shipholding Corporation securities.  The plan’s diversification strategy includes limiting equity securities in any single industry to 25% of the equity portfolio market value, limiting the equity holdings in any single corporation to 10% of the market value of the equity portfolio, and diversifying the fixed income portfolio so that no one issuer comprises more than 10% of the aggregate fixed income portfolio, except for issues of the U.S. Treasury or other Federal Agencies.  The plan’s assumed future returns are based primarily on the asset allocation and on the historic returns for the plan’s asset classes determined from both actual plan returns and, over longer time periods, market returns for those asset classes. The plan assets are included within Level 1 of the fair value hierarchy (See Note V – Fair Value Measurements).  As of December 31, 2009, the plan has assets of $22,473,000 and a projected pension obligation of $25,432,000. The liability for pension and postretirement benefits is included within Other Liabilities in the Consolidated Balance Sheet.

    Our postretirement benefit plans currently provide medical, dental, and life insurance benefits to eligible retired employees and their eligible dependents.  The following table sets forth the plans’ changes in the benefit obligations and fair value of assets and a statement of the funded status:
(All Amounts in Thousands)	Pension Plan		Postretirement Benefits
	Year Ended December 31,		Year Ended December 31,
	2009	2008	2009	2008
Change in Benefit Obligation
Benefit Obligation at Beginning of Year	$ 22,601	$ 23,063	$ 6,764	$ 7,267
Service Cost	468	597	16	18
Interest Cost	1,481	1,415	416	428
Plan Amendments	-	(34)	-	-
Actuarial (Gain) Loss	2,134	(1,244)	659	(392)
Benefits Paid and Expected Expenses	(1,252)	(1,196)	(1,051)	(614)
Medicare Part D Reimbursements	-	-	59	57
Benefit Obligation at End of Year	$ 25,432	$ 22,601	$ 6,863	$ 6,764

Change in Plan Assets
Fair Value of Plan Assets at Beginning of Year	$ 18,100	$ 23,299	$ -	$ -
Actual Return on Plan Assets	3,624	(5,211)	-	-
Employer Contribution	2,000	1,200	992	557
Benefits Paid and Actual Expenses	(1,251)	(1,188)	(1,051)	(614)
Medicare Part D reimbursements	-	-	59	57
Fair Value of Plan Assets at End of Year	$ 22,473	$ 18,100	$ -	$ -

Funded Status	$ (2,959)	$ (4,501)	$ (6,863)	$ (6,764)

Key Assumptions
Discount Rate	6.00%	6.75%	6.00%	6.75%
Rate of Compensation Increase	4.50%	4.50%	N/A	N/A

The accumulated benefit obligation for the pension plan was $23,081,000 and $20,472,000 at December 31, 2009 and 2008, respectively.

The following table shows amounts recognized in accumulated other comprehensive income(loss):

(All Amounts in Thousands)	Pension Plan		Postretirement Benefits
	Year Ended December 31,		Year Ended December 31,
	2009	2008	2009	2008
Prior Service Cost	$ 29	$ 32	$ 67	$ 79
Net Loss	(6,494)	(6,968)	(186)	488
Amounts in Accumulated Other Comprehensive Income (Loss)	$ (6,465)	$ (6,936)	$ (119)	$ 567

    The following table provides the components of net periodic benefit cost for the plans:

(All Amounts in Thousands)	Pension Plan			Postretirement Benefits
	Year Ended December 31,			Year Ended December 31,
	2009	2008	2007	2009	2008	2007
Components of Net Periodic Benefit Cost
Service Cost	$ 468	$ 597	$ 616	$ 16	$ 18	$ 25
Interest Cost	1,481	1,415	1,347	416	428	439
Expected Return on Plan Assets	(1,426)	(1,792)	(1,719)	-	-	-
Amortization of Prior Service Cost	(3)	(2)	-	(11)	(12)	(14)
Amortization of Net Actuarial Loss	409	-	12	(16)	-	-
Net Periodic Benefit Cost	$ 929	$ 218	$ 256	$ 405	$ 434	$ 450
Special Termination Benefits	-	-	20	-	-	-
Curtailment Gain	-	-	-	-	-	(38)
Net Periodic Benefit Cost After Special Termination Benefits and Curtailment Gain	$ 929	$ 218	$ 276	$ 405	$ 434	$ 412

The assumptions used in the measurement of net pension cost are shown in the following table:

Key Assumptions
Discount Rate	6.75%	6.25%	5.75%	6.00%	6.75%	6.25%
Expected Return on Plan Assets	7.75%	7.75%	7.75%	N/A	N/A	N/A
Rate of Compensation Increase	4.50%	5.00%	5.00%	N/A	N/A	N/A

For measurement purposes, the health care cost trend was assumed to be 7.3% and the dental care cost trend rate was assumed to be 4.2% in 2009. The health care cost trend will increase by 1.0% in 2010, decrease by 2.3% in 2011-2012 and will decrease steadily by .10% each year. The health cost and dental care cost trends above are the same for employees over 65.  A one percent change in the assumed health care cost trend rates would have the following effects:

(All Amounts in Thousands)	1% Increase	1% Decrease
Change in total service and interest cost components
for the year ended December 31, 2009	$ 31	$ (27)
Change in postretirement benefit obligation as of December 31, 2009	662	(563)

The following table provides the expected future benefit payments as of December 31, 2009:

(All Amounts in Thousands)
Fiscal Year Beginning	Pension Plan	Postretirement Benefits
2010	$ 1,315	$ 520
2011	1,422	525
2012	1,451	513
2013	1,521	515
2014	1,573	508
2015-2019	8,940	2,412

We continue to evaluate ways in which we can better manage these benefits and control the costs.  Any changes in the plan or revisions to assumptions that affect the amount of expected future benefits may have a significant effect on the amount of the reported obligation and annual expense.
Crew members on our U.S. flag vessels belong to union-sponsored pension plans.  We contributed approximately $3,184,000, $2,588,000, and $2,499,000 to these plans for the years ended December 31, 2009, 2008, and 2007, respectively.  These contributions are in accordance with provisions of negotiated labor contracts and generally are based on the amount of straight pay received by the union members.  Information from the plans’ administrators is not available to permit us to determine whether there may be unfunded vested benefits.
In December of 2003, the Medicare Prescription Drug, Improvements, and Modernization Act of 2003 (“Act”) was signed into law.  In addition to including numerous other provisions that have potential effects on an employer’s retiree health plan, the Act includes a special subsidy beginning in 2006 for employers that sponsor retiree health plans with prescription drug benefits that are at least as favorable as the new Medicare Part D benefit.  We have determined that our plan is actuarially equivalent and as such we qualify for this special subsidy.  The law resulted in a decrease in our annual net periodic benefit cost.

401(k) Savings Plan
We provide a 401(k) tax-deferred savings plan to all full-time employees. We match 50% of the employee’s first $2,000 contributed to the plan annually.  We contributed $105,000, $109,000 and $110,000 to the plan for the years ended December 31, 2009, 2008 and 2007, respectively.

Stock Incentive Plan
In April 2009, the stockholders of International Shipholding Corporation (the “Company”) approved the International Shipholding Corporation 2009 Stock Incentive Plan (the “Plan”).
The compensation committee of the board of directors of the Company will generally administer the Plan, and has the authority to grant awards under the Plan, including setting the terms of the awards. Incentives under the Plan may be granted in any one or a combination of the following forms: incentive stock options under Section 422 of the Internal Revenue Code, nonqualified stock options, restricted stock, restricted stock units, stock appreciation rights, and other stock-based awards.
A total of 200,000 shares of the Company’s common stock are authorized to be issued under the Plan with 105,000 shares available to be issued, The Company has no other equity compensation plan with shares available for issuance. Officers, directors, and key employees of the Company and the Company’s consultants and advisors will be eligible to receive incentives under the Plan when designated by the compensation committee as Plan participants.
On January 28, 2010, our Compensation Committee granted 47,500 shares of restricted stock to certain executive officers under this plan.  These shares will vest February 1, 2011, contingent upon the Company achieving certain performance measures for fiscal year 2010 and the executive officer remaining employed by us on such date.
On April 29, 2009, our Compensation Committee granted 47,500 shares of restricted stock to certain executive officers under this plan. These shares will vest on May 6, 2010, contingent upon the executive officer remaining employed by us on such date.
On April 30, 2008, our Compensation Committee granted the remaining 175,000 shares of restricted stock from the 1998 stock incentive plan to certain executive officers. The shares vest ratably over the respective vesting periods, which range from three to four years. The fair value of the Company’s restricted stock, which is determined using the average stock price as of the date of the grant, is applied to the total shares that are expected to fully vest and is amortized to compensation expense on a straight-line basis over the vesting period (See Note T – Stock-Based Compensation on Page F-37).

Life Insurance
We have agreements with the two former Chairmen of the Company whereby their estates or designated beneficiaries will be paid approximately $822,000 and $626,000, respectively, upon death.  We reserved amounts to fund a portion of these death benefits, which amount to $822,000, and hold an insurance policy to cover the remaining liability.  The cash surrender value of the insurance policy was approximately $15,000 and $64,000 as of December 31, 2009 and 2008, respectively.

NOTE F - INCOME TAXES

Under previous United States tax law, U.S. companies like us and their domestic subsidiaries generally have been taxed on all income, including in our case income from shipping operations, whether derived in the United States or abroad.  With respect to any foreign subsidiary in which we hold more than a 50 percent interest (referred to in the tax laws as a controlled foreign corporation, or “CFC”), we were treated as having received a current taxable distribution of our pro rata share of income derived from foreign shipping operations.
The American Jobs Creation Act, which became effective for us on January 1, 2005, changed the United States tax treatment of our U.S. flag vessels and our foreign flag shipping operations operating in CFCs.
In December of 2004, we made an election under the Jobs Creation Act to have our U.S. flag operations (other than those of two ineligible vessels used exclusively in United States coastwise commerce) taxed under a “tonnage tax” regime rather than under the usual U.S. corporate income tax regime.  As a result of that election, our gross income and taxable income for United States income tax purposes with respect to our eligible U.S. flag vessels will not include (1) income from qualifying shipping activities in U.S. foreign trade (i.e., transportation between the U.S. and foreign ports or between foreign ports), (2) income from cash, bank deposits and other temporary investments that are reasonably necessary to meet the working capital requirements of our qualifying shipping activities, and (3) income from cash or other intangible assets accumulated pursuant to a plan to purchase qualifying shipping assets.
Under the tonnage tax regime, our taxable income with respect to the operations of our eligible U.S. flag vessels will instead be based on a “daily notional taxable income,” which is taxed at the highest corporate income tax rate.
Our Federal income tax returns are filed on a consolidated basis and include the results of operations of our wholly-owned U.S. subsidiaries.  Pursuant to the Tax Reform Act of 1986, the recognition of earnings of foreign subsidiaries, which were $2,015,000 in 2009, $1,243,000 in 2008, and $1,817,000 in 2007, have been included in our federal tax provision calculations.  No foreign tax credits are expected to be utilized on the federal return as of December 31, 2009.

Components of the net deferred tax liability/(asset) are as follows:

(All Amounts in Thousands)

	December 31,	December 31,
Liabilities:	2009	2008
Fixed Assets	$12,016	$19,063
Deferred Charges	2,492	3,316
Other Liabilities	286	1,862
Total Liabilities	14,794	24,241
Assets:
Derivatives	(1,331)	(2,970)
Post-Retirement Benefits	(719)	(77)
Alternative Minimum Tax Credit	(4,577)	(4,577)
Net Operating Loss Carryforward	(4,171)	(8,541)
Other Assets	(1,926)	-3183
Total Assets	(12,724)	(19,348)
Total Deferred Tax Liability, Net	$2,070	$4,893

The following is a reconciliation of the U.S. statutory tax rate to our effective tax rate –expense (benefit):

	Year Ended December 31,
	2009		2008		2007
Statutory Rate	35.00%		35.00%		35.00%
State Income Taxes	(0.05	) %	0.36%		2.26%
Effect of Tonnage Tax Rate	(46.30	) %	(42.76	) %	(50.00	) %
Foreign Earning-Indefinitely Reinvested	(1.18	) %	(6.84	) %	(26.39	) %
Foreign Earning	-%		4.23%		12.90%
Change in Valuation Allowance	-%		-%		(10.92	) %
Foreign Income Taxes	0.55%		-%		-%
E&P Limitations	0.65%		-%		-%
Permanent Differences and Other, Primarily	-%		-%		-%
Non-deductible Expenditures	0.18%		2.94%		1.36%
	(11.16	) %	(7.07	) %	(35.79	) %

     Foreign income taxes of $497,000, $525,000, and $492,000 are included in our consolidated statements of income in the Provision for Income Taxes for the years ended December 31, 2009, 2008, and 2007, respectively.  We pay foreign income taxes in Indonesia.
For U.S. federal income tax purposes, in 2009, we generated $3,191,000 in net operating loss carryforwards (“NOLs”), which will be added to the previous carryforward of $8,763,000.  The balance at December 31, 2009 of approximately $11,916,000, if not used, will expire in 2026 through 2029.  We also have approximately $4,577,000 of alternative minimum tax credit carryforwards, which are not subject to expiration and are available to offset future regular income taxes subject to certain limitations.
We had total income (loss) from continuing operations before (benefit) provision for income taxes and equity in net income of unconsolidated entities of $31,723,000, $12,399,000, and $3,812,000, for 2009, 2008, and 2007, respectively. Income (loss) from continuing U.S. operations was $33,727,000, $11,282,000, and $308,000.  Income (loss) from continuing foreign operations was ($2,004,000), $1,117,000, and $3,504,000 for 2009, 2008, and 2007, respectively.
We file income tax returns in the U.S. federal and various state and foreign jurisdictions.  The number of years that are open under the statute of limitations and subject to audit varies depending on the tax jurisdiction.  Our U.S. income tax returns for 2004 and subsequent years remain open to examination. It is our policy to recognize interest and penalties associated with underpayment of income taxes as interest expense and general and administrative expenses, respectively. If recognized, substantially all of our unrecognized tax benefits would impact our effective rate.

The following is a reconciliation of the total amounts of unrecognized tax benefits as of December 31, 2009 and 2008:
Total unrecognized tax benefits as of: January 1,	2009	2008
Increases (decreases) in unrecognized tax benefits as a result of:	$1,855	$1,400
Tax positions taken during a prior year	(270)	-
Tax position during the current year	-	455
Settlements with tax authorities	-	-
Lapse of applicable statute of limitations	(185)	-
Total unrecognized tax benefits as of: December 31,	$1,400	$1,855

NOTE G – TRANSACTIONS WITH RELATED PARTIES

We own a 50% interest in RTI Logistics L.L.C. (“RTI”) (See Note L-Unconsolidated Entities on Page F-29).  At December 31, 2009, we had two long-term receivables of $1,920,000 and $310,000, respectively, due from RTI.  The long-term portion of both of these receivables is included in Due from Related Parties.  Interest income on the $1,920,000 receivable is earned at the rate of 5% per year for seven years.  A total of $20,000 was repaid in 2009 on this receivable.  Interest income on the $310,000 receivable is earned at the rate of 6% per year, and the receivable along with interest income is payable on demand.
We own a 49% interest in Terminales Transgolfo  (“TTG”) (See Note L- Unconsolidated Entities on Page F-29).  At December 31, 2009, we had a long-term receivable of $3,295,000 due from TTG.  The long-term portion of this receivable is included in Due from Related Parties.  Interest income on this receivable is earned at the rate of 7.65% per year for seven years.
       A son of one of our Directors serves as our Secretary and is a partner in, and member of the Board of Directors of, the law firm of Jones, Walker, Waechter, Poitevent, Carrere and Denegre, which has represented us since our inception.  Another son of one of our former Directors serves as our Assistant Secretary and is a partner in the same law firm.  Fees paid to the firm for legal services rendered to us were approximately $1,106,000, $1,099,000, and $735,000 for the years ended December 31, 2009, 2008 and 2007, respectively.  There were no amounts due to the legal firm at December 31, 2009 and 2008, respectively, and $20,000 due at December 31, 2007, which was included in Accounts Payable and Accrued Liabilities.

NOTE H - COMMITMENTS AND CONTINGENCIES

Commitments
As of December 31, 2009, 20 vessels that we own or operate were committed under various contracts extending beyond 2009 and expiring at various dates through 2019.  Certain of these agreements also contain options to extend the contracts beyond their minimum terms.
Approximately $6,361,000 of our $30,000,000 line of credit is maintained to cover a standby letter of credit required by one of our lease agreements.
In 2007, our wholly-owned subsidiary, East Gulf Shipholding, Inc. (“EGS”), entered into a SHIPSALES contract to purchase one 6400 CEU newbuilding PCTC. Upon signing of the agreement, East Gulf Shipholding paid an initial 20% installment of approximately $13.7 million. During the year ended December 31, 2009, two installments of 10% each were paid upon keel-laying of the Vessel and launching of the Vessel. These amounts were $8.0 million and $8.6 million, respectively. The final payment of 60% is due upon delivery of the vessel, scheduled for March, 2010. All installment amounts were recorded as Vessel, Property & Other Equipment on the balance sheet and will not begin depreciating until the vessel is placed in service in April 2010.
In November 2009, we entered into an agreement to purchase three 36,000 Deadweight Ton Handysize double hull dry bulk carrier newbuildings. The three new vessels will be constructed at Hyundai Mipo Dockyard Co., Ltd. and are expected to be delivered in April 2011.
The total delivered cost for the three newbuildings is expected to be approximately $90 million. Upon signing the agreement for the three vessels, we paid a 20% initial installment of $17 million using available cash. Future installments will be paid over the construction period.  The Company plans to fund the remaining installments through a combination of borrowings under its revolving credit facility, available cash and long-term financing.

Contingencies
In the normal course of our operations, we become involved in various litigation matters including, among other things, claims by third parties for alleged property damages, personal injuries, and other matters.  While we believe that we have meritorious defenses against these claims, our management has used estimates in determining our potential exposure.  Our estimates are determined based on various factors, such as (1) severity of the injury (for personal injuries) and estimated potential liability based on past judgments and settlements, (2) advice from legal counsel based on its assessment of the facts of the case and its experience in other cases, (3) probability of pre-trial settlement which would mitigate legal costs, (4) historical experience on claims for each specific type of cargo (for cargo damage claims), and (5) whether our seamen are employed in permanent positions or temporary revolving positions.  It is reasonably possible that changes in our estimated exposure may occur from time to time.  As is true of all estimates based on historical experience, these estimates are subject to some volatility.  However, because our total exposure is limited by our aggregate stop loss levels (see Note D on Page F-18 for further discussion of our self-retention insurance program), we believe that our exposure is within our estimated levels.  Where appropriate, we have recorded provisions, included in Other Long-Term Liabilities: Other, to cover our potential exposure and recorded anticipated recoveries from insurance companies, included in Other Assets.  Although it is difficult to predict the costs of ultimately resolving such issues, we have determined that our current insurance coverage is sufficient to limit any additional exposure to an amount that would not be material to our financial position.  Therefore, we do not expect such changes in these estimates to have a material effect on our financial position or results of operations, although we cannot provide assurances to this effect.
We have been named as a defendant in numerous lawsuits claiming damages related to occupational diseases, primarily related to asbestos and hearing loss.  We believe that most of these claims are without merit, and that insurance and the indemnification of a previous owner of one of our subsidiaries will partially mitigate our exposure.  Our current overall exposure to the numerous lawsuits in question, after considering insurance coverage for these claims, has been estimated by our lawyers and internal staff to be approximately $279,000.  We believe those estimates are reasonable and have established reserves accordingly.  Our reserves for these lawsuits as of December 31, 2009 and 2008 were approximately $279,000 and $276,000, respectively.  There is a reasonable possibility that there will be additional claims associated with occupational diseases asserted against us. However, we do not believe that it is reasonably possible that our exposure from those claims will be material because (1) the lawsuits filed since 1989 claiming damages related to occupational diseases in which we have been named as a defendant have primarily involved seamen that served on-board our vessels and the number of such persons still eligible to file a lawsuit against us is diminishing and (2) we believe such potential additional claims, if pursued, would be covered under an indemnification agreement with a previous owner of one of our subsidiaries and/or under one or more of our existing insurance policies with deductibles ranging from $2,500 to $25,000 per claim.

NOTE I - LEASES

Direct Financing Leases
In 2007, we entered into a direct financing lease of a U.S. flag PCTC expiring in 2010; in 2005, we entered into a direct financing lease of a U.S. flag PCTC expiring in 2015; and, in 1999, we entered into a direct financing lease of a international flag PCTC expiring in 2019.  The schedule of future minimum rentals to be received by us under these direct financing leases in effect at December 31, 2009, is as follows:

(All Amounts in Thousands)	Receivables Under Financing Leases
Year Ended December 31,
2010	$14,851
2011	13,097
2012	13,117
2013	13,096
2014	12,707
Thereafter Total Minimum Lease Payments Receivable	34,252
101,120
Estimated Residual Value of Leased Property	53,944
Less Unearned Income	(47,369)
Total Net Investment in Direct Financing Leases	107,695
Current Portion	(52,649)
Long-Term Net Investment in Direct Financing Leases at December 31, 2009	$55,046

The current portion of direct financing leases includes $47.6 million related to the maturity of the three year lease with an original expiration date in September 2010.  On February 5, 2010, the charterer notified us of their intention to not exercise their option to purchase the vessel.  Subsequently, the charterer did not exercise their purchase option, and we also negotiated a mutually acceptable early redelivery of the vessel effective February 14, 2010.  We are currently reviewing several alternatives for the employment of the vessel.

Operating Leases
As of December 31, 2009, the Company is obligated under certain operating leases for vessels and for office space. The Company is currently committed to leases for three vessels with terms expiring on July 2013, July 2016, and August 2017. The vessels under these leases are operated under fixed charter agreements covering the terms of the respective leases.
Our operating lease agreements have fair value renewal options and fair value purchase options.  Most of the agreements impose defined minimum working capital and net worth requirements, and prohibit us from incurring, without prior written consent, additional debt or lease obligations, except as defined.
The Mobile corporate office lease, which commenced on April 1, 2007, has a twenty year term with periodic graduating payments that are accounted for on a straight line basis. We incurred $730,000 in leasehold improvements and were provided with incentives in the amount of $1.4 million, both of which are being amortized over the life of the lease with the incentives amortized as a credit to rent expense. In October 2008, the Company renewed its lease agreement on its New York office space under a ten year term with the first nine months as free rent and includes periodic graduating payments. The rent expense is amortized on a straight-line basis. In addition, we incurred $503,000 in leasehold improvements which will be amortized over the life of the lease. The Company also leases a Shanghai office, with the current term expiring in 2011, and a Singapore office, with the current term expiring in September 2014 with an option to renew for three years. As of December 31, 2009, we have incurred approximately $200,000 in leasehold improvements on the Singapore office which will be amortized over the life of the lease.
In addition to those operating leases with terms expiring after December 31, 2009, we also operated certain vessels under short-term timecharters during 2009.
Rent expense related to all of our operating leases totaled approximately $35,745,000, $33,837,000 and $31,886,000 for the years ended December 31, 2009, 2008 and 2007, respectively.  The following is a schedule, by year, of future minimum payments required under operating leases that have initial non-cancelable terms in excess of one year as of December 31, 2009:

	Payments Under Operating Leases
(All Amounts in Thousands)	U.S. Flag Vessels	International Flag Vessel	Other Leases	Total
Year Ended December 31,
2010	$8,203	$6,340	$1,262	$15,805
2011	8,203	6,340	1,235	15,778
2012	8,203	6,340	1,203	15,746
2013	6,170	6,340	1,227	13,737
2014	3,729	6,340	1,195	11,264
Thereafter	9,632	9,510	10,306	29,448

Total Future Minimum Payments	$44,140	$41,210	$16,428	$101,778

NOTE J - DEFERRED CHARGES AND ACQUIRED CONTRACT COSTS

Deferred charges and acquired contract costs are comprised of the following:
	December 31,	December 31,
(All Amounts in Thousands)	2009	2008
Drydocking Costs	$14,342	$10,855
Financing Charges and Other	1,572	1,784
Acquired Contract Costs	364	1,819
	$16,278	$14,458

The Acquired Contract Costs represent the portion of the purchase price paid for our wholly-owned subsidiary, Waterman Steamship Corporation, applicable to that company’s three U.S. flag RO/RO vessels under maritime prepositioning ship contract agreements, which expire at the end of the second quarter of 2010.  The amortization expense for each of the years ended December 31, 2009, 2008 and 2007 was $1,455,000, respectively.  The amortization expense will be $364,000 for 2010, and the Acquired Contract Costs will be fully amortized.

NOTE K - SIGNIFICANT OPERATIONS

Major Customers
We have several medium to long-term contracts related to the operations of various vessels (See Note H – Commitments and Contingencies on Page F-24), from which revenues represent a significant amount of our total revenue.  Revenues from the contracts with the MSC were $32,012,000, $29,988,000 and $32,387,000 for the years ended December 31, 2009, 2008 and 2007, respectively.  In July 2009, we received notification from the Military Sealift Command (“MSC”) that we were being excluded from further consideration for extending the current operating agreements on the three U.S. flag roll on-roll off vessels.  In October 2009, subsequent to filing an agency protest for reinstatement, we were notified of our reinstatement for consideration by MSC. The current agreements are set to expire by the end of July 2010.
      We have six U.S. flag PCTCs, also under the MSP, five of which carry automobiles from Japan to the United States for a Japanese charterer, and one which carries for Far East charterers.  Revenues, including MSP revenue, were $51,590,000, $50,208,000 and $43,945,000 for the years ended December 31, 2009, 2008, and 2007, respectively, and are included in the Time Charter Contracts-U.S. segment.
      We had four international flag PCTCs under various contracts that transport automobiles from South Korea to the United States and Europe.  Revenues under these contracts were $25,883,000, $26,065,000 and $23,645,000 for the years ended December 31, 2009, 2008 and 2007, respectively, and are included in the Time Charter Contracts-International Flag segment.
      We operate six U.S. flag PCTCs that carry supplemental cargo for the military. Revenues under these contracts were $171,493,000, $58,414,000, and $29,399,000 for the years ended December 31, 2009, 2008 and 2007, respectively, and are included in the Time Charter Contracts-U.S. segment.
      We have two Special Purpose vessels, which carry loaded rail cars between the U.S. Gulf Coast and Mexico.  Revenues from this service were $27,405,000, $39,410,000 and $21,235,000 for the years ended December 31, 2009, 2008 and 2007, respectively.  Revenues from these two Special Purpose vessels are included in our Rail-Ferry segment. This segment has been adversely impacted by the economic recession, including the fact that one of its major northbound customers stopped shipments in December 2009.

Concentrations
A significant portion of our traffic receivables is due from contracts with the MSC and transportation of government sponsored cargo.  There are no concentrations of receivables from customers or geographic regions that exceeded 10% of stockholders’ investment at December 31, 2009, 2008 or 2007.
With only minor exceptions related to personnel aboard certain international flag vessels, all of our shipboard personnel are covered by collective bargaining agreements under multiple unions.  The percentage of the Company’s total work force that is covered by these agreements is approximately 75.5%.  One of these contracts representing 5% of our workforce expires on December 31, 2010.

Geographic Information
We have operations in several principal markets, including international service between U.S. Gulf and East Coast ports and ports in Mexico and the Far East, and domestic transportation services along the U.S. Gulf and East Coast.  Revenues attributable to the major geographic areas of the world are presented in the following table.  Revenues for our operating segments identified below are assigned to regions based on the location of the customer.  Because we operate internationally, most of our assets are not restricted to specific locations.  Accordingly, an allocation of identifiable assets to specific geographic areas is not applicable.

	Year Ended December 31,
(All Amounts in Thousands)	2009	2008	2007
United States	$265,416	$154,068	$122,641
Asian Countries	86,000	87,329	74,091
Rail-Ferry Service Operating Between U.S. Gulf Coast and Mexico	27,405	39,410	21,235
Other Countries	1,130	1,094	146
Total Revenues	$379,951	$281,901	$218,113

Operating Segments
Our operating segments are identified primarily based on the characteristics of the contracts or terms under which the fleet of vessels are operated.  Each of the reportable segments is managed separately as each requires different resources depending on the nature of the contract or terms under which each vessel within the segment operates. Beginning with the second quarter of 2010, we split our Time Charter Contracts operations into two different operating segments, U.S. Flag and International Flag.  Our operating segments are identified and described below.

Time Charter Contracts – U.S. Flag: Time charters are contracts by which our charterer obtains the right for a specified period to direct the movements and utilization of the vessel in exchange for payment of a specified daily rate, but we retain operating control over the vessel.  Typically, we fully equip the vessel and are responsible for normal operating expenses, repairs, crew wages, and insurance, while the charterer is responsible for voyage expenses, such as fuel, port and stevedoring expenses.  Our Time Charter Contracts – U.S. Flag segment includes contracts with Far Eastern shipping companies for six PCTCs and with an electric utility for a conveyor-equipped, self-unloading Coal Carrier.  Also included in this segment are contracts under which the MSC charters three RO/ROs that are under an operating contract, and contracts with another shipping company for two container vessels.

Time Charter Contracts – International Flag: We operate this segment in the same manner as our Time Charter Contracts-U.S. Flag segment, except with International flagged vessels.  Our Time Charter Contracts – International Flag segment includes three PCTCs; two Multi-Purpose vessels, one Tanker, and two Container vessels providing transportation services to a mining company at its mine in Papua, Indonesia and one International Flag container ship which began operating on time charter in 2008. We currently have newbuilding contracts for three Double Hull Handy-Size Bulk Carriers for delivery in early 2011.

Contract of Affreightment (“COA”): For this type of contract, we undertake to provide space on our vessel for the carriage of specified goods or a specified quantity of goods on a single voyage or series of voyages over a given period of time between named ports or within certain geographical areas in return for the payment of an agreed amount per unit of cargo carried.  Generally, we are responsible for all operating and voyage expenses.  Our COA segment includes one contract, which is for the transportation of molten sulphur.

Rail-Ferry Service: This service uses our two Special Purpose vessels, which carry loaded rail cars between the U.S. Gulf and Mexico.  Each vessel currently has a capacity for 113 standard size rail cars.  With departures every four days from Coatzacoalcos, Mexico and the U.S. Gulf, it offers with each vessel a three-day transit between these ports and provides a total of 90 trips per year in each direction when both ships are operating.

Other: This segment consists of operations that include more specialized services than the above-mentioned three segments and ship charter brokerage and agency services.  Also included in the Other category are corporate related items, results of insignificant operations, and income and expense items not allocated to reportable segments.

The following table presents information about segment profit and loss and segment assets.  We do not allocate administrative and general expenses, gains or losses on sales of investments, investment income, gains or losses on early extinguishment of debt, equity in net income of unconsolidated entities, income taxes, or losses from discontinued operations to our segments.  Intersegment revenues are based on market prices and include revenues earned by our subsidiaries that provide specialized services to the operating segments.  Expenditures for segment assets represent cash outlays during the periods presented, including purchases of assets, improvements to assets, and drydock payments.

		Time Charter
(All Amounts in Thousands)	Time Charter Contracts – US Flag	Contracts - International Flag	COA	Rail-Ferry Service	Other	Total
2009
Revenues from External Customers	$278,746	$51,346	$17,928	$27,688	$4,243	$379,951
Intersegment Revenues (Eliminated)	-	-	-	-	(12,975)	(12,975)
Intersegment Expenses (Eliminated)	-	-	-	-	12,975	12,975
Voyage Expenses	210,877	41,537	15,678	24,046	3,540	295,678
Depreciation	13,368	1,407	-	5,468	11	20,254
Impairment Loss	-	(2,899)	-	-	-	(2,899)
Gross Voyage (Loss) Profit	54,501	5,503	2,250	(1,826)	692	61,120
Interest Expense	3,240	893	-	1,426	551	6,110
(Loss) on Sale of Other Assets	-	-	-	-	(2,209)	(2,209)
Segment Profit (Loss)	51,261	4,610	2,250	(3,252)	(2,068)	52,801
Segment Assets	103,485	87,585	2,546	63,600	25,940	283,156
Expenditures for Segment Assets	11,726	38,003	2	4,685	1,544	55,960
2008
Revenues from External Customers	$166,640	$52,165	$19,195	$39,410	$4,491	$281,901
Intersegment Revenues (Eliminated)	-	-	-	-	19,626	19,626
Intersegment Expenses (Eliminated)	-	-	-	-	(19,626)	(19,626)
Voyage Expenses	129,779	38,700	17,553	32,136	2,072	220,240
Depreciation	13,386	1,205	-	5,365	12	19,968
Gross Voyage Profit (Loss)	23,475	12,260	1,642	1,909	2,407	41,693
Interest Expense	3,691	1,112	-	1,502	581	6,886
Segment Profit (Loss)	19,784	11,148	1,642	407	1,826	34,807
Segment Assets	164,860	62,961	3,934	67,470	27,155	326,380
Expenditures for Segment Assets	2,903	1,535	169	1,694	1,894	8,195
2007
Revenues from External Customers	$136,537	$41,799	$16,652	$21,235	$1,890	$218,113
Intersegment Revenues (Eliminated)	-	-	-	-	14,245	14,245
Intersegment Expenses (Eliminated)	-	-	-	-	(14,245)	(14,245)
Voyage Expenses	106,216	31,612	10,940	18,406	841	168,015
Depreciation	14,997	313	1,612	4,395	5	21,322
Gross Voyage Profit (Loss)	15,324	9,874	4,100	(1,566)	1,044	28,776
Interest Expense	5,478	1,644	625	2,172	(157)	9,762
Gain on Sale of Other Asset	-	-	-	-	12	12
Segment Profit (Loss)	9,846	8,230	3,475	(3,738)	1,213	19,026
Segment Assets	186,145	56,057	4,946	102,988	1,326	351,462
Expenditures for Segment Assets	32,470	150	3,932	12,630	16,700	65,882

In 2007, we elected to discontinue our U.S. flag LASH service and our International LASH service.  Those services were reported in the Liner Services segment in previous periods.  Financial information for all periods presented have been restated to remove the effects of those operations from the Liner Services segment to reflect the reclassification from continuing to discontinued operations.
Following is a reconciliation of the totals reported for the operating segments to the applicable line items in the consolidated financial statements:

(All Amounts in Thousands)	Year Ended December 31,
Profit or Loss:	2009	2008	2007
Total Profit for Reportable Segments	$52,801	$34,807	$19,026
Unallocated Amounts:
Administrative and General Expenses	(22,641)	(21,414)	(18,158)
Gain (Loss) on Sale of Investment	980	(148)	352
Investment (Loss) Income	(72)	525	2,592
Other Income from Vessel Financing	655	-	-
(Loss) on Redemption of Preferred Stock	-	(1,371)	-
Income from Continuing Operations Before (Benefit)
Provision for Income Taxes and Equity in Net
Income of Unconsolidated Entities	$31,723	$12,399	$3,812

	December 31,	December 31,
Assets:	2009	2008
Total Assets for Reportable Segments	$283,156	$326,380
Unallocated Amounts:
Current Assets	141,749	90,305
Investment in Unconsolidated Entities	15,971	5,803
Due from Related Parties	5,043	6,195
Other Assets	6,341	5,428
Note Receivable	44,390	-
Total Assets	$496,650	$434,111

NOTE L - UNCONSOLIDATED ENTITIES

Bulk Carriers
In 2003, we acquired a 50% investment in Dry Bulk Cape Holding Inc. (“Dry Bulk”) for $3,479,000, which owns 100% of subsidiary companies currently owning one Panamax-size Bulk Carriers, two Capesize Bulk Carriers and two Handymax Bulk Carrier Newbuildings on order for delivery in 2012.  This investment is accounted for under the equity method and our share of earnings or losses is reported in our consolidated statements of income net of taxes.  For the years ended December 31, 2009, 2008 and 2007, our portions of earnings net of taxes were $6,845,000, $21,239,000 and $6,659,000, respectively.  We received dividends of $3,000,000, $31,500,000 and $4,400,000 in 2009, 2008 and 2007, respectively. The 2008 amount included a cash distribution for our share of the proceeds from Dry Bulk’s subsidiary company’s sale of a Panamax Bulk Carrier in the amount of $25.5 million in July 2008.
On August 12, 2009, Dry Bulk signed a Memorandum of Agreement to sell its one remaining Panamax Bulk carrier.  The sale will consummate upon the delivery of the vessel, which is expected to be near the end of the first quarter 2010.

The unaudited condensed financial position and results of operations of Dry Bulk are summarized below:
	December 31,	December 31,
(Amounts in Thousands)	2009	2008
Current Assets	$8,385	$5,700
Noncurrent Assets	91,692	95,049
Current Liabilities	1,706	1,709
Noncurrent Liabilities	87,278	95,712

	Year Ended December 31,
(Amounts in Thousands)	2009	2008	2007
Operating Revenues	$27,417	$25,682	$30,778
Operating Income	17,089	14,249	18,959
Net Income	13,760	42,129	12,699

In December 2009, we acquired a 25% investment in Oslo Bulk Shipping (“Oslo”) for $6,250,000, which, in 2008, contracted to build eight new Mini bulkers. The 8,000 dwt vessels are being constructed and are scheduled for deliveries commencing in the third quarter of 2010. This investment is accounted for under the equity method and our share of earnings or losses, which is not material for 2009,  will be reported in our consolidated statements of income net of taxes.

Terminal Management Company
In 2000, we acquired a 50% interest in Terminales Transgolfo (“TTG”) for $228,000, which operates a terminal in Coatzacoalcos, Mexico, utilized by our Rail-Ferry Service.  During 2005, the other unaffiliated 50% owner of TTG acquired 1% of our 50% interest in TTG.   As of December 31, 2009, we have a 49% interest in TTG.  In 2006, TTG began making improvements to the terminal in Mexico to accommodate the second decks that were added to the two vessels operating in our Rail-Ferry Service during the first half of 2007.  We funded  49% of the cost of the terminal improvements, of which 30% is a capital contribution and is reported as an investment in unconsolidated entities.  The remaining 70% is a loan to TTG (see Note G-Transactions with Related Parties on Page F-24).  No capital contributions were made during the year ended December 31, 2009. During the years ended December 31, 2008 and 2007, we made capital contributions of $120,000 and $1,004,000, respectively, associated with funding improvements to the terminal.  The investment is accounted for under the equity method, and our share of earnings or losses is reported in our consolidated statements of income net of taxes.  No distributions were made by TTG during 2009, 2008 and 2007.  As of December 31, 2009, 2008 and 2007, TTG owed us $3,295,000, $4,459,000 and $4,181,000, respectively. (See Note G- Transactions with Related Parties on Page F-24).

Transloading and Storage Facility Company
In 2005, we acquired a 50% interest in RTI Logistics L.L.C. (“RTI”), which owns a transloading and storage facility that was used in our Rail-Ferry Service, for $1,587,000.  We purchased our shares from a former owner at a premium, which resulted in a difference of approximately $973,000 between our investment in RTI and the underlying equity in net assets of the subsidiary.  Additional investments of approximately $386,000 were made in 2006. The investment is accounted for under the equity method, and our share of earnings or losses is reported in our consolidated statements of income net of taxes.  The Company’s interest in the earnings from the date of this investment through December 31, 2009, was immaterial.  No distributions were made by RTI during 2009, 2008 and 2007.  We have also loaned funds to RTI, and as of December 31, 2009, 2008 and 2007, RTI owed us $2,230,000, $2,250,000 and $2,275,000, respectively (See Note G- Transactions with Related Parties on Page F-23).

NOTE M - SUPPLEMENTAL CASH FLOW INFORMATION

	Year Ended December 31,
(All Amounts in Thousands)	2009	2008	2007

Cash Payments:
Interest Paid	$5,570	$7,589	$9,874
Taxes Paid	530	597	528

NOTE N -FAIR VALUE OF FINANCIAL INSTRUMENTS, DERIVATIVES AND MARKETABLE SECURITIES

The Company uses derivative instruments to manage certain foreign currency exposures and interest rate exposures. The Company does not use derivative instruments for speculative trading purposes.  All derivative instruments must be recorded on the balance sheet at fair value.  For derivatives designated as cash flow hedges, the effective portion of changes in the fair value of the derivative is recorded to other comprehensive income, and is reclassified to earnings when the derivative instrument is settled.  Any ineffective portion of changes in the fair value of the derivative is reported in earnings.  None of the Company’s derivative contracts contain credit-risk related contingent features that would require us to settle the contract upon the occurrence of such contingency.  However, all of our contracts contain clauses specifying events of default under specified circumstances, including failure to pay or deliver, breach of agreement, default under the specific agreement to which the hedge relates, bankruptcy, misrepresentation and mergers, without exception.  The remedy for default is settlement in entirety or payment of the fair market value of the contracts, which is $7.0 million in the aggregate for all of our contracts less a posted collateral of $1.45 million for the year ended December 31, 2009.  The unrealized loss related to the Company’s derivative instruments included in accumulated other comprehensive income (loss) was $6.8 million and $11.0 million as of December 31, 2009 and 2008, respectively.
We used the following methods and assumptions in estimating our fair value disclosures of financial instruments:
Cash and Cash Equivalents: The carrying amounts reported in the balance sheet for cash and short-term instruments approximate those asset’s fair values.
Marketable Securities: Fair values for marketable securities are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments.
Current Maturities of Long-Term Debt:  The fair value of our debt is estimated based on the current rates offered to us on outstanding obligations.
Long-Term Debt: The fair value of our debt is estimated based on the current rates offered to us on outstanding obligations.

The notional and fair value amounts of our derivative instruments as of December 31, 2009 were as follows:

(Amounts in thousands)		Asset Derivatives 2009		Liability Derivatives 2009
	Current Notional	Balance Sheet	Fair	Balance Sheet	Fair Value
As of December 31, 2009	Amount	Location	Value	Location
Interest Rate Swaps*	$ 76,715	-	-	Accrued Liabilities	$1,063
Interest Rate Swaps*	$142,126	-	-	Other Liabilities	$6,662
Foreign Exchange Contracts**	$2,700	Other Current Assets	$682	-	-
Total Derivatives designated as hedging instruments	$221,541	-	$682	-	$7,725

* In addition to the interest rates of all of our long-term debt (including current maturities) being swapped to a fixed rate under contract, we have also fixed the interest rate on our long-term Yen financing on our PCTC Newbuilding scheduled for delivery in early 2010.  The notional amount under this contract is approximately $69.8 million.

** Represents approximately 50% of our foreign operational currency exposure through December 2010.

The effect of derivative instruments designated as cash flow hedges on our consolidated statement of income for the year ended December 31, 2009 is as follows:
(Amounts in thousands) Year Ended December 31, 2009	Gain(Loss) Recognized in Other Comprehensive Income	Location of Gain(Loss) Reclassified from AOCI to Income	Amount of Gain(Loss) Reclassified from AOCI to Income
Interest Rate Swaps	$2,875	Interest Expense	($3,343)
Foreign Exchange Contracts	$1,281	Voyage Expenses	$52
Total	$4,156	-	($3,291)

Disclosure of the fair value of all balance sheet classifications, including but not limited to certain vessels, property, equipment, direct financing leases, or intangible assets, which may have a fair value in excess of historical cost, is not required.  Therefore, this disclosure does not purport to represent the Company’s fair value.
The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

Interest Rate Swap Agreements
We enter into interest rate swap agreements to manage well-defined interest rate risks. The Company records the fair value of the interest rate swaps as an asset or liability on its balance sheet. The Company’s interest rate swaps are accounted for as effective cash flow hedges.  Accordingly, the effective portion of the change in fair value of the swap is recorded in Other Comprehensive Income (Loss). As of December 31, 2009, the Company has the following swap contracts outstanding:

Effective Date	Termination Date	Current Notional Amount	Swap Rate	Type
9/18/07	9/10/10	¥4,386,363,638	1.15%	Fixed
9/28/07	9/30/10	$14,775,000	4.68%	Fixed
12/31/07	9/30/10	$14,775,000	3.96%	Fixed
11/30/05	11/30/12	$13,440,000	5.17%	Fixed
3/31/08	9/30/13	$14,775,000	3.46%	Fixed
9/30/10	9/30/13	$12,908,000	2.69%	Fixed
9/30/10	9/30/13	$12,908,000	2.45%	Fixed
9/26/05	9/28/15	$10,333,333	4.41%	Fixed
9/26/05	9/28/15	$10,333,333	4.41%	Fixed
3/15/09	9/15/20	¥ 6,280,000,000	2.065%	Fixed

Foreign Currency Contracts
We enter into forward exchange contracts to hedge certain firm purchase and sale commitments denominated in foreign currencies.  The purpose of our foreign currency hedging activities is to protect us from the risk that the eventual dollar cash inflows or outflows resulting from revenue collections from foreign customers and purchases from foreign suppliers will be adversely affected by changes in exchange rates.  The term of the currency contracts is rarely more than one year.  Our foreign currency contracts are accounted for as effective cash flow hedges. Accordingly, the effective portion of the change in fair value is recorded in Other Comprehensive Income (Loss).
During 2009, we entered into three forward purchase contracts. Two contracts were for Mexican Pesos, the first of these was for $450,000 U.S. Dollar equivalents beginning in January 2010 that expires in March 2010, the second contract was for $450,000 U.S. Dollar equivalents beginning in April 2010 that expires in September 2010. The other contract was for Indonesian Rupiah for $1,800,000 U.S. Dollar equivalents beginning in January 2010 that expires in December 2010. There were no forward sales contracts as of December 31, 2009 or 2008. The following table summarizes these contracts:

(Amounts in Thousands)
Transaction Date	Type of Currency	Transaction Amount in Dollars	Effective Date	Expiration Date
January 2009	Peso	450	January 2010	March 2010
February 2009	Rupiah	1,800	January 2010	December 2010
September 2009	Peso	450	April 2010	September 2010

Long-Term Debt
The fair value of our debt approximated the carrying amount as of December 31, 2009 and 2008, and  is estimated based on the current rates offered to us on outstanding obligations.

Amounts Due from Related Parties
The carrying amount of these notes receivable approximated fair market value as of December 31, 2009 and 2008.  Fair market value takes into consideration the current rates at which similar notes would be made.

Marketable Securities
We have categorized all marketable securities as available-for-sale securities. Management performs a quarterly evaluation of marketable securities for any other-than-temporary impairment.  We determined that our unrealized losses in the stocks of several financial institutions were other-than-temporarily impaired due to the duration and severity of the losses.  Therefore, we recognized impairment losses of $369,000 during 2008.  For the year ended December 31, 2009, we recognized impairment charges of $757,000 related to certain equity investments which were determined to have other-than-temporary impairments.  These impairment charges represented the difference between each investment’s cost and fair value on the respective balance sheet dates. The fair value was determined using market prices that represented Level 1 inputs in the fair value hierarchy described in Note V.  Our entire portfolio of stocks was sold in the fourth quarter of 2009, generating a gain of approximately $980,000.

The following tables include cost and valuation information on our investment securities:
(All Amounts in Thousands)	December 31, 2009
Security Type	Cost Basis	Net Carrying Amount	Estimated Fair Value
Corporate Bonds*	$10,449	$10,333	$10,333
	$10,449	$10,333	$10,333

* Various maturity dates from February 2010 – August 2013.

	December 31, 2008
Security Type	Cost Basis	Fair Value	Unrealized Gain (Loss) Net of Taxes
Equity Securities	$3,570	$2,707	$(597)
	$3,570	$2,707	$(597)

NOTE O - ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

Following are the components of the consolidated balance sheet classification Accounts Payable and Accrued Liabilities:
	December 31,	December 31,
(All Amounts in Thousands)	2009	2008
Accrued Voyage Expenses	$16,750	$11,294
Trade Accounts Payable	7,151	6,985
Lease Incentive Obligation	3,955	2,955
Short Term Derivatives Liability	1,063	1,290
Self-Insurance Liability	1,754	1,754
Accrued Salaries and Benefits	161	1,904
Accrued Insurance Premiums	-	(48)
Accrued Customs Liability	-	296
Accrued Interest Expense	205	84
	$31,039	$26,514

NOTE P – DISCONTINUED OPERATIONS

The Company decided in the fourth quarter of 2006 to dispose of certain LASH Liner Service assets.  The decision was based on the belief that we could generate substantial cash flow and profit on the disposition of the assets, while improving our future operating results.  Accordingly, we sold our LASH Feeder vessel and 114 barges in the first quarter of 2007.  In the second quarter of 2007, the company sold the one remaining U.S. flag LASH vessel and 111 LASH barges.  In the third quarter of 2007, the company elected to discontinue its International LASH service by the end of 2007.  The one remaining LASH vessel and the remaining barges were sold in the first quarter of 2008.
Our U.S. flag LASH service and International LASH service were reported in “Continuing Operations” as a part of our Liner segment in periods prior to June 30, 2007.  Our financial statements have been restated to remove the effects of those operations from “Continuing Operations”.
There were no revenues associated with these operations for the year ended December 31, 2009. Revenues associated with these operations for the years ended December 31, 2008 and 2007 were $220,000 and $42,005,000, respectively.

NOTE Q - QUARTERLY FINANCIAL INFORMATION - (Unaudited)

	(All Amounts in Thousands Except Share Data)	Quarter Ended

		March 31	June 30	Sept. 30	Dec. 31
2009	Revenues	$98,078	$99,815	$92,261	$89,795
	Expenses	83,250	82,087	76,769	73,826
	Impairment Loss	-	2,899	-	-
	Gross Voyage Profit	14,828	14,829	15,492	15,969
	Income from Continuing Operations	9,475	10,659	11,309	10,777
	Net Income Available to Common Stockholders	9,475	10,659	11,309	10,777
	Basic and Diluted Earnings per Common Share:
	Net Income Available to Common Stockholders-Basic
	Continuing Operations	1.31	1.47	1.56	1.49
	Net Income Available to Common Stockholders-Diluted
	Continuing Operations	1.31	1.46	1.55	1.47

2008	Revenues	$63,705	$61,149	$84,349	$72,698
	Expenses	57,189	53,961	67,849	61,209
	Gross Voyage Profit (Loss)	6,516	7,188	16,500	11,489
	Income from Continuing Operations	217	18,025	11,191	4,789
	Net Income (Loss) from Discontinued Liner Service	4,597	(9)	119	120
	Net Income Available to Common Stockholders	4,726	18,016	11,310	4,909
	Basic and Diluted Earnings per Common Share:
	Net Income Available to Common Stockholders-Basic
	Continuing Operations	0.02	2.38	1.55	0.67
	Discontinued Operations	0.63	0.00	0.02	0.02
	Net Income Available to Common Stockholders-Diluted
	Continuing Operations	0.02	2.37	1.54	0.66
	Discontinued Operations	0.58	0.00	0.02	0.02

NOTE R – EARNINGS PER SHARE
The calculation of basic and diluted earnings per share is as follows (in thousands except share amounts):
	Year Ended December 31,
	2009	2008	2007
Numerator
Net Income Available to Common Stockholders – Basic
Continuing *	$42,221	$34,134	$9,392
Discontinued	-	4,827	5,624
	$42,221	$38,961	$15,016

Net Income - Diluted
Continuing	$42,221	$34,222	$11,792
Discontinued	-	4,827	5,624
	$42,221	$39,049	$17,416
Denominator
Weighted Avg Shares of Common Stock Outstanding:
Basic	7,224,748	7,314,216	6,360,208
Plus:
Effect of dilutive restrictive stock	57,371	22,339	-
Effect of dilutive stock options	-	-	9,265
Effect of dilutive convertible shares from preferred stock	-	165,000	2,000,000
Diluted	7,282,119	7,501,555	8,369,473

Basic and Diluted Earnings Per Common Share
Net Income Available to Common
Stockholders - Basic
Continuing Operations	$5.84	$4.67	$1.48
Discontinued Operations	-	0.66	0.88
	$5.84	$5.33	$2.36

Net Income Available to Common
Stockholders - Diluted
Continuing Operations	$5.80	$4.56	$1.41
Discontinued Operations	-	0.64	0.67
	$5.80	$5.20	$2.08
	* Income from Continuing Operations less Preferred Stock Dividends

NOTE S- ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS)

Accumulated other comprehensive income is comprised of the following, net of tax:

	December 31,
	2009	2008
Unrealized translation loss	$ (309)	$ (221)
Unrealized loss on marketable securities	-	(374)
Fair value of derivatives	(6,842)	(10,999)
Funding status of benefit plans	(5,540)	(5,254)
	$ (12,691)	$ (16,848)

NOTE T – STOCK BASED COMPENSATION

A summary of the activity for restricted stock awards during the years ended December 31, 2009 and 2008 is as follows:
	2009		2008
	Shares	Weighted Average Fair Value Per Share	Shares	Weighted Average Fair Value Per Share
Non-vested	175,000	$19.01	-	-
Shares Granted	47,500	$ 20.87	175,000	19.01
Shares Vested –	(45,000)	$19.01	-	-
Shares Forfeited	-	-	-	-
Non-vested – December 31, 2009	177,500	$19.51	175,000	19.01

The following table summarizes the amortization of unrecognized compensation cost, which we will include in administrative and general expenses, relating to all of the Company’s restricted stock grants as of December 31, 2009:

Grant Date	2010	2011	2012	Total

April 30, 2008	$ 952,000	$ 414,000	$ 34,000	$ 1,400,000
April 29, 2009	$ 330,000	$ -	$ -	$ 330,000

For the year ended December 31, 2009, the Company’s income before taxes and net income included $1,834,000 and $1,192,100, respectively, of stock-based compensation expense charges, while basic and diluted earnings per share were each charged $0.17 and $0.16 per share, respectively. For the year ended December 31, 2008, the Company’s income before taxes and net income included $757,000 and $492,000, respectively, of stock-based compensation expense charges, while basic and diluted earnings per share were each charged $0.07 per share.  There was no stock compensation expense during 2007.

NOTE U – STOCK REPURCHASE PROGRAM

On January 25, 2008, the Company’s Board of Directors approved a share repurchase program for up to a total of 1,000,000 shares of the Company’s common stock. We expect that any share repurchases under this program will be made from time to time for cash in open market transactions at prevailing market prices. The timing and amount of any purchases under the program will be determined by management based upon market conditions and other factors. Purchases may be made pursuant to a program we have adopted under Rule 10b5-1 of the Securities Exchange Act.  The company did not repurchase any shares in 2009. Through the year ended December 31, 2008, we repurchased 491,572 shares of our common stock for $11.5 million.  Unless and until the Board otherwise provides, this program will remain open, or until we reach the 1,000,000 share limit.

NOTE V - FAIR VALUE MEASUREMENTS

Effective January 1, 2008, we adopted the provisions of Accounting Standards Codification (“ASC”) Topic 820 (previously SFAS No. 157).  ASC Topic 820 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles and expands disclosures about fair value measurements.

        ASC Topic 820 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. A fair value measurement assumes that the transaction to sell the asset or transfer the liability occurs in the principal market for the asset or liability or, in the absence of a principal market, the most advantageous market for the asset or liability. The price in the principal (or most advantageous) market used to measure the fair value of the asset or liability is not adjusted for transaction costs. An orderly transaction is a transaction that assumes exposure to the market for a period prior to the measurement date to allow for marketing activities that are usual and customary for transactions involving such assets and liabilities; it is not a forced transaction. Market participants are buyers and sellers in the principal market that are (i) independent, (ii) knowledgeable, and (iii) able and willing to complete a transaction.

ASC Topic 820 requires the use of valuation techniques that are consistent with the market approach, the income approach and/or the cost approach. The market approach uses prices and other relevant information generated by market transactions involving identical or comparable assets and liabilities. The income approach uses valuation techniques to convert future amounts, such as cash flows or earnings, to a single present value on a discounted basis. The cost approach is based on the amount that currently would be required to replace the service capacity of an asset (replacement cost). Valuation techniques should be consistently applied. Inputs to valuation techniques refer to the assumptions that market participants would use in pricing the asset or liability. Inputs may be observable, meaning those that reflect the assumptions market participants would use in pricing the asset or liability developed based on market data obtained from independent sources, or unobservable, meaning those that reflect the reporting entity's own assumptions about the assumptions market participants would use in pricing the asset or liability developed based on the best information available in the circumstances. In that regard, ASC Topic 820 establishes a fair value hierarchy for valuation inputs that gives the highest priority to quoted prices in active markets for identical assets or liabilities and the lowest priority to unobservable inputs. The fair value hierarchy is as follows:

w      Level 1 Inputs - Unadjusted quoted prices in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date.

w      Level 2 Inputs - Inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly or indirectly. These might include quoted prices for similar assets or liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active, inputs other than quoted prices that are observable for the asset or liability (including interest rates, volatilities, prepayment speeds, credit risks) or inputs that are derived principally from or corroborated by market data by correlation or other means.

w
Level 3 Inputs - Unobservable inputs for determining the fair values of assets or liabilities that reflect an entity's own assumptions about the assumptions that market participants would use in pricing the assets or liabilities.

    The following table summarizes our financial assets and financial liabilities measured at fair value on a recurring basis as of December 31, 2009, segregated by the level of the valuation inputs within the fair value hierarchy utilized to measure fair value:

(Amounts in thousands)	Level 1 Inputs	Level 2 Inputs	Level 3 Inputs	Total Fair Value

Marketable securities	$10,333	$-	$-	$10,333
Derivative assets	-	682	-	682
Derivative liabilities	-	(7,725)	-	(7,725)

NOTE W - IMPAIRMENT LOSS
    During the second quarter of 2009 we recorded an impairment loss of $2.9 million on one of our International flag container vessels included in our Time Charter Contracts segment.  This charge was the result of the termination of our Time Charter agreement on the vessel upon the mutual agreement with our customer.  We agreed to the early termination in exchange for an increase in charter hire on the other International flag container vessel remaining under charter.
    The amount of the impairment charge was determined by writing down the remaining net book value of the vessel and the remaining unamortized deferred drydocking charges to the estimated fair market value of the vessel.  The estimated fair value of the vessel was determined using available market data, which represented Level 2 inputs in the fair value hierarchy described in Note V.  In the third quarter 2009, we sold the vessel and recorded an additional loss of $129,000.

NOTE X - CONVERTIBLE EXCHANGEABLE PREFERRED STOCK

In January of 2005, we issued 800,000 shares of 6% convertible exchangeable preferred stock, $1.00 par value, at a price of $50.00 per share.  The proceeds of the preferred stock offering, after deducting all associated costs, were $37,987,000. Each share of the preferred stock had a liquidation preference of $50 per share and was convertible into shares of our common stock based on the initial conversion price of $20.00 per share. On February 1, 2008 we completed the redemption of our 800,000 outstanding shares of 6% Convertible Exchangeable Preferred Stock.  In lieu of cash redemption, holders of 462,382 shares of the Preferred Stock elected to convert their shares into approximately 1,155,955 shares of our common stock. The remaining 337,618 outstanding shares of Preferred Stock were retired for cash (including accrued and unpaid dividends to, but excluding, the redemption date), pursuant to the terms of the Preferred Stock. As a result, we no longer have any shares of the 6% Convertible Exchangeable Preferred Stock outstanding. The total cash payment for the redemption of the Preferred Stock including the accrued and unpaid dividends was $17,306,000. We had a charge to earnings of approximately $1.371,000 in the first quarter of 2008 from the redemption of the Preferred Stock.